Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

SERIES A MANDATORILY CONVERTIBLE PREFERRED STOCK

OF MIDSTATES PETROLEUM COMPANY, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

MIDSTATES PETROLEUM COMPANY, INC., a Delaware corporation, certifies that pursuant to the authority contained in Article Fourth of its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly approved and adopted on August 11, 2012 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of Preferred Stock, par value $0.01 per share, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the voting and other powers, preferences, and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SECTION 1. Designation and Amount; Ranking.

(a) There shall be created from the 50,000,000 shares of preferred stock, par value $0.01 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “Series A Mandatorily Convertible Preferred Stock,” par value $0.01 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 325,000. Shares of the Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

(b) The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior to all Junior Stock; (ii) on a parity, in all respects, with all Parity Stock; and (iii) junior to all Senior Stock, in each case as provided more fully herein. The Company’s ability to issue any class or series of Parity Stock or Senior Stock (or any security convertible into Parity Stock or Senior Stock) shall be subject to Section 4(c)(i).

SECTION 2. Definitions.

As used herein, the following terms shall have the following meanings:

“14C Expiration Date” shall have the meaning set forth in Section 6(l).

“Accrued Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the accrued and unpaid dividends on such share from, and including, the most recently preceding Dividend Payment Date (or the Issue Date, if such date is prior to the first Dividend Payment Date) to, but not including, such date.

“Accumulated Dividends” shall mean, with respect to any share of Preferred Stock, as of any date, the aggregate amount of accrued and unpaid dividends added to the Liquidation Preference in accordance with Section 3(b).

“Affiliate” shall have the meaning ascribed to it, on the date hereof, in Rule 405 under the Securities Act.

“Antitrust Holders” shall have the meaning set forth in Section 6(k).

“Antitrust Laws” shall have the meaning set forth in Section 6(k).

“As-Converted Voting End Date” shall mean the first Trading Day immediately following any 15 consecutive Trading Day period that begins after the later of (a) the Initial Conversion Date and (b) the 14C Expiration Date, during which the per share volume-weighted average price of the Common Stock for each Trading

Day during such 15 consecutive Trading Day period, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MPO Equity VWAP” (or its equivalent successor if such page is not available), was equal to or greater than the Conversion Price in effect on each Trading Day during such 15 consecutive Trading Day period.

“Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

“Cash Dividends” shall have the meaning set forth in Section 3(a).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as modified by this Certificate of Designations, as further amended or restated in accordance with applicable law and this Certificate of Designations.

“Certificated Preferred Stock” shall have the meaning set forth in Section 9(b)(i).

“Change in Control” shall mean any proposed transaction or series of related transactions involving a transaction resulting in any person or group (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act) acquiring “beneficial ownership” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total outstanding voting Equity Securities of the Company.

“close of business” means 5:00 p.m. (New York City time).

“Closing Sale Price” of the Common Stock means, as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by Pink Sheets LLC. In the absence of such a quotation, the Closing Sale Price shall be an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company or any other capital stock of the Company into which such Common Stock shall be reclassified or changed.

“Company” means Midstates Petroleum Company, Inc., a Delaware corporation.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean $13.50, subject to adjustment as set forth in Section 6(d).

“Directed Opportunity” shall have the meaning set forth in Section 4(f)(i).

“Dividend Payment Date” shall mean March 30 and September 30 of each year, commencing March 30, 2013.

“Dividend Rate” shall mean, as of the date of the determination, the rate per annum of 8.0%, subject to increase and decrease pursuant to Section 3(c).

“Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the March 15 or September 15 immediately preceding such Dividend Payment Date.

“Equity Securities” shall mean any capital stock of the Company (including Common Stock and Preferred Stock) or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, any capital stock of the Company (including Common Stock and Preferred Stock).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Date,” when used with respect to any issuance or distribution, on the Common Stock or any other securities, means the first date on which the Common Stock or such other securities trade without the right to receive such issuance or distribution.

“Fixed Conversion Prices” shall mean the Conversion Price and the Minimum Conversion Price.

“Holder” and, unless the context requires otherwise, “holder” shall each mean a holder of record of a share of Preferred Stock.

“HSR Act” shall have the meaning set forth in Section 6(k).

“HSR Filing” shall have the meaning set forth in Section 6(k).

“Initial Conversion Date” shall have the meaning set forth in Section 6(a).

“Issue Date” shall mean the original date of issuance of the Preferred Stock, which shall be the date that this Certificate of Designations is filed with the Secretary of State of the State of Delaware.

“Junior Stock” shall mean all classes of the Company’s common stock and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Liquidation Preference” shall mean, with respect to each share of Preferred Stock, $1,000 plus any Accrued Dividends and any Accumulated Dividends on such share of Preferred Stock, in each case to the date of payment of the Liquidation Preference.

“Mandatory Conversion Date” shall mean, with respect to each share of Preferred Stock held by any Holder the latest of: (a) September 30, 2015; (b) the 14C Expiration Date; and (c) the date of the satisfaction of each of the applicable conditions to conversion set forth in Section 6(i), Section 6(k) and Section 6(l).

“Mandatory Conversion Price” shall be as follows:

(a)	if the Market Value on the Mandatory Conversion Date is less than or equal to the Minimum Conversion Price, the Mandatory Conversion Price shall be equal to the Minimum Conversion Price;

(b)	if the Market Value on the Mandatory Conversion Date is greater than the Minimum Conversion Price and less than the Conversion Price, the Mandatory Conversion Price shall be equal to the Market Value; and

(c)	if the Market Value on the Mandatory Conversion Date is equal to or greater than the Conversion Price, the Mandatory Conversion Price shall be equal to the Conversion Price.

“Marketable Securities” means common stock, common units or other common equity interests approved for listing on the New York Stock Exchange or the Nasdaq Stock Market of an issuer having a market value of its equity interests owned by non-Affiliates of such issuer in excess of $250,000,000 that is freely tradeable by non-Affiliates of such issuer.

“Market Capitalization” shall mean, as of the date of any acquisition or disposition described in Section 4(c)(v), the Market Value of the issued and outstanding Common Stock, calculated by multiplying (a) the sum of the number of outstanding shares of Common Stock plus the number of shares of Common Stock that Holders of the Preferred Stock would be entitled to receive if all shares of Preferred Stock were converted into Common Stock (at the Conversion Price then in effect) by (b) the current Market Value of a share of Common Stock as of such date of determination.

“Market Value” shall mean the average of the per share volume-weighted average prices of the Common Stock for each day during a 15 consecutive Trading Day period ending immediately prior to the date of determination, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MPO Equity VWAP” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such Trading Day, the Closing Sale Price shall be used for such Trading Day). The per share volume-weighted average price on each such Trading Day shall be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Maximum Voting Power” means, as of the time immediately prior to the Issue Date and as of the applicable record date, the total number of votes which may be cast by all holders of Common Stock and other Equity Securities (excluding Preferred Stock) entitled to vote on the applicable matter, voting together as a single class and after giving effect to all limitations on voting power set forth in the Certificate of Incorporation and the certificate of designations or other similar documents governing any such other Equity Securities.

“Minimum Conversion Price” shall mean $11.00, subject to adjustment as set forth in Section 6(d).

“Officer” shall mean the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“opening of business” means 9:00 a.m. (New York City time).

“Ownership Notice” shall mean the notice of ownership of capital stock of the Company containing the information required to be set forth or stated on certificates pursuant to the Delaware General Corporation Law and, in the case of an issuance of capital stock by the Company, in substantially the form attached hereto as Exhibit B.

“Parity Stock” shall mean any class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Director” shall have the meaning set forth in Section 4(b).

“Preferred Stock” shall have the meaning set forth in Section 1(a).

“Purchase Agreement” shall mean that certain Asset Sale and Purchase Agreement, dated as of August 11, 2012, by and between Seller and Midstates Petroleum Company LLC, a Delaware limited liability company.

“Purchased Shares” shall have the meaning set forth in Section 6(d)(v).

“Reference Property” shall have the meaning set forth in Section 6(h).

“Repurchase” shall have the meaning set forth in Section 4(c)(ii).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” means Eagle Energy Production, LLC, a Delaware limited liability company.

“Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Shelf Registration Statement” shall mean a shelf registration statement filed with the SEC covering resales of Transfer Restricted Securities by holders thereof.

“Specified Indemnitee” shall have the meaning set forth in Section 4(f)(v).

“Specified Party” shall have the meaning set forth in Section 4(f)(i).

“Sponsor” shall have the meaning set forth in Section 4(f)(i).

“Trading Day” shall mean a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

“Transaction” shall have the meaning set forth in Section 6(h).

“Transfer Agent” shall mean American Stock Transfer & Trust Company, acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided that the Company shall appoint a successor nationally recognized Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

“Transfer Restricted Securities” shall mean each share of Preferred Stock (or the shares of Common Stock into which such share of Preferred Stock is converted) until (i) such shares shall be freely tradable pursuant to an exemption from registration under the Securities Act under Rule 144 thereunder, or (ii) the resale of the shares of Common Stock into which such share of Preferred Stock is converted under an effective Shelf Registration Statement, in each case unless otherwise agreed to by the Company and the Holder thereof.

“Trigger Event” shall have the meaning set forth in Section 6(d)(ix).

SECTION 3. Dividends.

(a) Holders of shares of Preferred Stock shall be entitled to receive, with respect to each share of Preferred Stock, and when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends (“Cash Dividends”) on the Liquidation Preference in effect immediately after the immediately prior Dividend Payment Date (or if there has been no prior Dividend Payment Date, the Issue Date), computed on the basis of a 360-day year consisting of twelve 30-day months, at the Dividend Rate, compounded semi-annually on each Dividend Payment Date. To the extent the Board of Directors so declares, Cash Dividends shall be payable in arrears on each Dividend Payment Date for the semi-annual period ending immediately prior to such Dividend Payment Date (or with respect to the first Dividend Payment Date, for the period commencing on the Issue Date and ending immediately prior to the first Dividend Payment Date), to the Holders as they appear on the Company’s stock register at the close of business on the relevant Dividend Record Date. If a Dividend Payment Date is not a Business Day, then any Cash Dividend in respect of such Dividend Payment Date shall be due and payable on the first Business Day following such Dividend Payment Date.

(b) Notwithstanding Section 3(a), the Company may, at the sole election of the Board of Directors, elect not to declare or pay a Cash Dividend in respect of any Dividend Payment Date, subject to the provisions of this Section 3(b). In the event that the Company does not declare and pay a Cash Dividend at the Dividend Rate in respect of any Dividend Payment Date, then, upon such Dividend Payment Date, the amount that would have been payable if such dividend had been paid as a Cash Dividend shall be deemed paid-in-kind and such amount shall be added to the Liquidation Preference. Dividends on the Preferred Stock shall accumulate and become Accrued Dividends on a day-to-day basis, whether or not declared, from the most recent Dividend Payment Date, or if there has been no prior Dividend Payment Date, from the Issue Date, until Cash Dividends are paid pursuant to Section 3(a) in respect of such accumulated amounts or the Liquidation Preference is increased in respect of such accumulated amounts pursuant to this Section 3(b).

(c) If the 14C Expiration Date does not occur prior to the Initial Conversion Date, other than as a result of a breach by Seller of Section 5.8(b) of the Purchase Agreement, then the Dividend Rate shall be increased by 4.0% per annum until the 14C Expiration Date occurs, at which time the Dividend Rate shall decrease to 8.0% per annum.

(d) The Preferred Stock shall fully participate, on an as-converted basis as if the Preferred Stock were converted into (x) shares of Common Stock, (y) any other Junior Stock that is convertible into shares of Common Stock or (z) any other Junior Stock that is not convertible into shares of Common Stock, as applicable, on the record date for any cash dividend or other cash distribution paid to holders thereof, at: (i) the Conversion Price in effect on such record date, in any cash dividends or other cash distributions paid to the holders of Common Stock; (ii) the applicable conversion rate in effect on such record date, in any cash dividends or other cash distributions paid to the holders of any other Junior Stock that is convertible into shares of Common Stock; and (iii) the dividend rate in effect on such record date, in any cash dividends or other cash distributions paid to the holders of any other Junior Stock that is not convertible into shares of Common Stock.

(e) Notwithstanding anything to the contrary herein, if any shares of Preferred Stock are converted into Common Stock on a date during the period between the close of business on any Dividend Record Date and the close of business on the corresponding Dividend Payment Date, the Accrued Dividends with respect to such shares of Preferred Stock shall not be permitted to be paid in cash, shall be deemed to be Accumulated Dividends and shall be added to the Liquidation Preference for purposes of such conversion. For the avoidance of doubt, such Accrued Dividends shall include dividends accruing from, and including, the most recently preceding Dividend Payment Date to, but not including, the Conversion Date. The Holders of shares of Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive any dividend paid as a Cash Dividend on those shares on the corresponding Dividend Payment Date.

SECTION 4. Voting; Business Opportunities.

(a) In addition to any other voting rights provided by law or the Certificate of Incorporation until the As-Converted Voting End Date, each Holder will be entitled to one vote for each share of Common Stock such Holder would be entitled to receive if all of such Holder’s shares of Preferred Stock were converted into Common Stock (at the Conversion Price then in effect) on the record date set by the Board of Directors for such vote on all matters submitted to the holders of Common Stock for approval (regardless of whether the Preferred Stock is then convertible pursuant to the terms hereof); provided however, that:

(i) until the 14C Expiration Date, in any vote on any matter submitted to the holders of Common Stock for approval, to the extent that the aggregate voting power of the shares of Preferred Stock then outstanding would exceed 19.9% of the Maximum Voting Power, then the aggregate number of votes entitled to be cast by the Holders of outstanding shares of Preferred Stock with respect to such shares of Preferred Stock will be reduced, pro-rata, to that number that results in the aggregate voting power of such shares of Preferred Stock in such vote being equal to 19.9% of the Maximum Voting Power;

(ii) the shares of Preferred Stock shall not be entitled to vote pursuant to this Section 4(a) on any matters submitted to the holders of Common Stock for approval that relate to actions described in Section 4(c)(vii), unless the holders of the shares of Preferred Stock are entitled to vote or consent to such actions separately as one class pursuant to Section 4(c)(vii); and

(iii) the shares of Preferred Stock shall not be entitled to vote pursuant to this Section 4(a) for the election of directors (without limiting the rights of the holders of Preferred Stock to elect a Preferred Director pursuant to Section 4(b)).

Until the As-Converted Voting End Date, except as otherwise provided by Delaware law and in addition to any other voting rights provided by law or the Certificate of Incorporation, the shares of Preferred Stock and the shares of Common Stock will vote together as a single class with respect to those matters as to which the shares of Preferred Stock are entitled to vote pursuant to this Section 4(a). Until the As-Converted Voting End Date, Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company and the Certificate of Incorporation as if they were holders of Common Stock.

(b) So long as (i) any shares of Preferred Stock remain outstanding and (ii) at least 75% of the shares of Preferred Stock then outstanding are held by Sponsor and its Affiliates, in addition to the voting rights provided in Section 4(a), Section 4(c) and Section 4(d), the Holders, voting as a single class, will be entitled to elect one additional member of the Board of Directors who shall be an employee or Affiliate of Sponsor (the “Preferred Director”) with the vote of the Holders of at least a majority of the shares of Preferred Stock at the time outstanding and entitled to vote thereon given in person or by proxy at any meeting called for the purpose of electing such Preferred Director (or by unanimous written consent in lieu of a meeting). The size of the Board of Directors shall be automatically increased, if necessary, to allow for the election of the Preferred Director by the Holders. Any Preferred Director may be removed at any time with or without cause only by the Holders of a majority of the shares of Preferred Stock then outstanding, voting as a single class. Any vacancy in the office of a Preferred Director shall be filled only by the Holders of a majority of the shares of Preferred Stock then outstanding, voting as a single class.

(c) So long as any shares of Preferred Stock remain outstanding, in addition to the voting rights provided in Section 4(a), Section 4(b) and Section 4(d), unless a greater percentage shall then be required by law, the Company shall not take (or, to the extent applicable, permit any of the Company’s controlled Affiliate to take) any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the affirmative vote or consent of the Holders of a majority of the shares of Preferred Stock at the time outstanding and entitled to vote thereon or consent thereto, voting or consenting, as the case may be, separately as one class:

(i) create, authorize (by way of reclassification, merger, consolidation, subdivision of shares of Equity Securities or other similar reorganization) or issue of any Senior Stock or Parity Stock;

(ii) redeem, acquire or otherwise purchase any Equity Securities (a “Repurchase”), other than a Repurchase from an employee or director in connection with such employee’s or director’s termination or as provided for in the agreement with such employee or director pursuant to which such Equity Securities were issued;

(iii) declare or make any direct or indirect dividend or distribution (whether in cash, securities or other property) in respect of any Equity Securities, other than (A) any Cash Dividends payable pursuant to Section 3(a) and (B) any dividend (or other distribution) in shares of Common Stock to all holders of the Common Stock;

(iv) amend, repeal, modify or alter the Certificate of Incorporation or bylaws of the Company, whether by or in connection with a merger or consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of Preferred Stock, provided that, for the avoidance of doubt, Holders of Preferred Stock shall not be entitled to vote pursuant to this Section 4(c)(iv) with respect to any merger or similar transaction contemplated by Section 6(h) where the provisions thereof are complied with by either the Company or the surviving or resulting Person if such transaction does not otherwise amend the terms of the Preferred Stock in any material respect;

(v) any (A) acquisition by the Company or any of its controlled Affiliates of any capital stock, ownership interests, equity interests or assets of any Person, or the acquiring by the Company or any of its Affiliates by any other manner of any business, properties, assets or Persons, in one transaction or a series of related transactions or (B) disposition of assets of the Company or any of its controlled Affiliates or the shares or other capital stock, ownership interests or equity interests of any controlled Affiliate of the

Company, in each case where the amount of consideration for any such acquisition or disposition exceeds 20% of the Market Capitalization in any single transaction, or an aggregate amount of 40% of the Market Capitalization in any series of transactions during a calendar year;

(vi) enter into, make, amend or conduct any transaction (including making a payment to, purchasing, sell, leasing or exchanging any property or rendering any service), contract, agreement or understanding with or for the benefit of any Affiliate of the Company, other than (A) any transaction, contract, agreement or understanding by and among (x) the Company or any wholly-owned subsidiary of the Company and (y) any wholly-owned subsidiaries of the Company, (B) any issuance of Common Stock, or other payments, awards or grants in cash, Common Stock or otherwise pursuant to, or the funding of, employment or severance agreements and other compensation arrangements, options to purchase Common Stock, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefit plans and/or insurance and indemnification agreements provided to or for the benefit of directors, officers and employees approved by the Board of Directors, (C) advances to employees, officers or directors in the ordinary course of business of the Company or any of its controlled Affiliates and (D) any transactions, contracts, agreements or understandings (other than as permitted under clauses (A), (B) and (C)) that do not exceed, in the aggregate, $10 million in any calendar year;

(vii) enter into any proposed transaction or series of related transactions involving a Change of Control, or enter into or engage in any Transaction, unless the Holders of the outstanding shares of Preferred Stock receive in such transaction, in respect of such shares of Preferred Stock, consideration consisting of solely of cash, Marketable Securities or a combination of cash and Marketable Securities with an aggregate fair market value on the date of the consummation of such transaction, as determined by the Board of Directors, that is equal to or greater than the Liquidation Preference on such shares of Preferred Stock;

(viii) adopt, approve of, or issue any “poison pill” or similar rights plan, or other device or mechanism designed or intended to prevent or delay a Change in Control that would treat Sponsor or any of its Affiliates as an acquiring person; or

(ix) increase or decrease the size of the Board of Directors.

(d) This Certificate of Designations may only be amended, modified or altered with the affirmative vote or consent of (i) the Holders of 66  2/3% of the shares of Preferred Stock at the time outstanding and entitled to vote thereon or consent thereto, voting or consenting, as the case may be, separately as one class and (ii) at any time that Sponsor or any of its Affiliates holds any shares of Preferred Stock, the vote or consent of Holders of the majority of the shares of Preferred Stock held by Sponsor or any of its Affiliates.

(e) In exercising the voting rights set forth in Sections 4(b), 4(c) and 4(d), each share of Preferred Stock shall be entitled to one vote.

(f) Business Opportunities.

(i) To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to Riverstone Holdings LLC (“Sponsor”) or any of its Affiliates or any of their respective officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries (other than the Company and its subsidiaries) (each, a “Specified Party”) or are business opportunities in which a Specified Party participates or desires to participate, even if the opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be liable to the Company or any of its subsidiaries or any stockholder, for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its subsidiaries. Notwithstanding the foregoing, a Specified Party who is a director of the Company and who is offered a business opportunity in his or her capacity as a director or officer of the Company (a “Directed Opportunity”) shall be obligated to communicate such Directed Opportunity to the Company; provided, however, that all of the protections of this Section 4(f) shall otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another Person.

(ii) Neither the amendment nor repeal of this Section 4(f), nor the adoption of any provision of the Certificate of Incorporation or the bylaws of the Company, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

(iii) If any provision or provisions of this Section 4(f) shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (1) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 4(f) (including, without limitation, each portion of any section of this Section 4(f) containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (2) to the fullest extent possible, the provisions of this Section 4(f) (including, without limitation, each such portion of any paragraph of this Section 4(f) containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law.

(iv) This Section 4(f) shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Company or any Specified Parties under the Certificate of Incorporation, the bylaws of the Company or applicable law. Any Person purchasing or otherwise acquiring any interest in any securities of the Company shall be deemed to have notice of and to have consented to the provisions of this Section 4(f).

(v) Any Specified Party entitled to indemnification or advancement rights under the Certificate of Incorporation, the bylaws of the Company or applicable law (a “Specified Indemnitee”) may have certain rights to indemnification, advancement and/or insurance provided by one or more Persons with whom or which such Specified Indemnitee may be associated (including, without limitation, any of Sponsor or its Affiliates). The Company hereby acknowledges and agrees that: (A) the Company shall be the indemnitor of first resort with respect to any matter with respect to which any Specified Indemnitee may be entitled to indemnification or advancement rights under the Certificate of Incorporation, the bylaws of the Company or applicable law; (B) the Company shall be primarily liable for all such obligations and any indemnification or advancement rights afforded to any Specified Indemnitee in respect of any such matter, whether created by law, organizational or constituent documents, contract or otherwise; (C) any obligation of any other Persons with whom or which a Specified Indemnitee may be associated (including, without limitation, any of Sponsor or its Affiliates) to indemnify such Specified Indemnitee and/or advance expenses to such Specified Indemnitee in respect of any matter shall be secondary to the obligations of the Company under this Certificate of Designations, the Certificate of Incorporation, the bylaws of the Company and applicable law; (D) the Company shall be required to indemnify each Specified Indemnitee and advance expenses to each Specified Indemnitee under the Certificate of Incorporation, the bylaws of the Company or applicable law to the fullest extent provided therein without regard to any rights such Specified Indemnitee may have against any other Person with whom or which such Specified Indemnitee may be associated (including, any of Sponsor or its Affiliates) or insurer of any such Person; and (E) the Company irrevocably waives, relinquishes and releases any other Person with whom or which a Specified Indemnitee may be associated (including, without limitation, any of Sponsor or its Affiliates) from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Company.

SECTION 5. Liquidation Rights.

(a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder of shares of Preferred Stock shall be entitled to receive, in respect of such shares of Preferred Stock, and to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to the greater of (i) the Liquidation Preference thereon, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock, including, without limitation, on Common Stock, and (ii) the amount that such Holder would have been entitled to receive if all of such Holder’s shares of Preferred Stock were converted into Common Stock (at the Conversion Price then in effect) immediately prior to such liquidation, winding-up or dissolution of the Company (regardless of whether the Preferred Stock is then convertible pursuant to the terms hereof).

(b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 5.

(c) After the payment to the Holders of the shares of Preferred Stock of full preferential amounts provided for in this Section 5, the Holders of shares of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

(d) In the event the assets of the Company available for distribution to the Holders of shares of Preferred Stock upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

SECTION 6. Conversion.

(a) On or after the first Business Day that is one year after the Issue Date (the “Initial Conversion Date”) and until the date immediately preceding the Mandatory Conversion Date, upon the Company’s receipt of a written election of the Holders of a majority of the shares of the Preferred Stock then outstanding (or, if so specified in such written election, upon the occurrence of a later event or date), the outstanding Preferred Stock, in whole but, except as a result of the application of Section 6(k), not in part, shall, subject to the terms and provisions of this Section 6, convert into that number of whole shares of Common Stock for each share of Preferred Stock equal, subject to Section 6(h), to the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 8. The Business Day immediately following the date on which Holders of a sufficient percentage of the shares of the outstanding Preferred Stock have submitted such written election (or, if so specified in the written election of such Holders, upon the occurrence of a later event or date) is the “Conversion Date.”

(b) Upon conversion, each Holder of shares of Preferred Stock shall surrender to the Company the certificates representing any shares held in certificated form to be converted during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent maintained by it, accompanied by (i) (if so required by the Company or its duly appointed Transfer Agent) a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and (ii) transfer tax stamps or funds therefor, if required pursuant to Section 6(j).

(c) Immediately prior to the close of business on the Conversion Date or the Mandatory Conversion Date, as applicable, with respect to a conversion, a converting Holder of shares of Preferred Stock shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s shares of Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such

Common Stock shall not then be actually delivered to such Holder. Except to the extent that a Holder is not able to convert its shares of Preferred Stock into Common Stock as a result of Section 6(i), Section 6(k) or Section 6(l), on the Conversion Date or the Mandatory Conversion Date, as applicable, dividends shall cease to accrue on the shares Preferred Stock so converted and all other rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to (i) receive the number of whole shares of Common Stock into which such shares of Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 8); and (ii) exercise the rights to which they are thereafter entitled as holders of Common Stock. As promptly as practical after the conversion of any shares of Preferred Stock into Common Stock, the Company shall deliver to the applicable Holder an Ownership Notice identifying the number of full shares of Common Stock to which such Holder is entitled, and a cash payment in respect of fractional shares in accordance with Section 8.

(d) Each Fixed Conversion Price shall be subject to the following adjustments (except as provided in Section 6(e)):

(i) If the Company pays a dividend (or other distribution) in shares of Common Stock to all holders of the Common Stock, then each Fixed Conversion Price in effect immediately following the record date for such dividend (or distribution) shall be divided by the following fraction:

            OS1

OS0

where

OS0 =	the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution; and

OS1 =	the sum of (A) the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution and (B) the total number of shares of Common Stock constituting such dividend.

(ii) If the Company issues to all holders of shares of the Common Stock rights, options or warrants entitling them, for a period of not more than 60 days from the date of issuance of such rights, options or warrants, to subscribe for or purchase shares of Common Stock at less than the Market Value determined on the Ex-Date for such issuance, then each Fixed Conversion Price in effect immediately following the close of business on the Ex-Date for such issuance shall be divided by the following fraction:

            OS0 + X

OS0 + Y

where

OS0	=	the number of shares of Common Stock outstanding at the close of business on the record date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Market Value determined as of the Ex-Date for such issuance.

To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each Fixed Conversion Price shall be readjusted to such Fixed Conversion Price that would have then been in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then each Fixed Conversion Price shall not be adjusted until such triggering events occur. In determining the aggregate offering price payable for such shares of Common Stock, the conversion agent shall take into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iii) If the Company subdivides, combines or reclassifies the shares of Common Stock into a greater or lesser number of shares of Common Stock, then each Fixed Conversion Price in effect immediately following the effective date of such share subdivision, combination or reclassification shall be divided by the following fraction:

             OS1

OS0

where

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, combination or reclassification; and

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, combination or reclassification.

(iv) If the Company makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash that is distributed in a Transaction or as part of a spin-off referred to in subsection (vi) below, (b) any dividend or distribution, in connection with the Company’s liquidation, dissolution, or winding up, (c) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries and (d) any dividend or distribution in which the holders of shares of Preferred Stock participate on an as-converted basis pursuant to Section 3(d), then, in each event, each Fixed Conversion Price in effect immediately following the record date for such distribution shall be divided by the following fraction:

            SP0

SP0 – C

where

SP0	=	the average Closing Sale Price over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend; and

C	=	the cash amount per share of Common Stock of the dividend.

In the event that a dividend described in this clause (iv) is not so made, each Fixed Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend, to each Fixed Conversion Price that would then be in effect if such dividend had not been declared.

(v) If the Company or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock that involves the payment of consideration with a value per share of Common Stock exceeding the average Closing Sale Price of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then each Fixed Conversion Price in effect at the close of business on the last Trading Day of such period shall be divided by the following fraction:

        AC + (SP0 × OS1)

OS0 × SP0

where

SP0	=	the average Closing Sale Price over the 10 consecutive Trading Day period commencing on, and including, the Trading Day immediately succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn (the “Purchased Shares”);

OS1	=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer, less any Purchased Shares; and

AC	=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Company, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Price shall be readjusted to be such Fixed Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

Except as set forth in the preceding paragraph, if the application of this clause (v) to any tender offer or exchange offer would result in an increase in each Fixed Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this clause (v).

(vi) If the Company distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock (other than Common Stock) or other assets (including securities, but excluding any dividend or distribution referred to in clauses (i) or (iv) above; any rights or warrants referred to in clause (ii) above; any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries referred to in clause (v) above; and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then each Fixed Conversion Price in effect immediately following the close of business on the record date for such distribution shall be divided by the following fraction:

             SP0

SP0 – FMV

where

SP0	=	the Closing Sale Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date; and

FMV	=	the fair market value of the portion of the distribution applicable to one share of Common Stock on the Trading Day immediately preceding the Ex-Date as determined by the Board of Directors.

In a spin-off, where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit each Fixed Conversion Price shall be adjusted on the fourteenth Trading Day after the effective date of the distribution by dividing such Fixed Conversion Price in effect immediately prior to such fourteenth Trading Day by the following fraction:

             MP0 + MPS

MP0

where

MP0	=	the average of the Closing Sale Price of the Common Stock over each of the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution; and

MPS	=	the average of the closing sale price of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over each of the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, as reported in the principal securities exchange or quotation system or market on which such shares are traded, or if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (vi) is not so made, each Fixed Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to each Fixed Conversion Price that would then be in effect if such dividend distribution had not been declared.

(vii) Notwithstanding anything herein to the contrary, no adjustment under this Section 6(d) need be made to each Fixed Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of each Fixed Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such Fixed Conversion Price; provided that on the date of any conversion of shares of Preferred Stock hereunder, adjustments to each Fixed Conversion Price will be made with respect to any such adjustment or adjustments carried forward that have not been taken into account before such date.

(viii) The Company reserves the right to make such reductions in each Fixed Conversion Price in addition to those required in the foregoing provisions as it considers advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in each Fixed Conversion Price, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of each Fixed Conversion Price.

(ix) Notwithstanding any other provisions of this Section 6(d), rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 6(d) (and no adjustment to a Fixed Conversion Price under this Section 6(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to such Fixed Conversion Price shall be made under Section 6(d)(ii). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to a Fixed Conversion Price under this Section 6(d) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, such Fixed Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, such Fixed Conversion Price shall be readjusted as if such expired or terminated rights and warrants had not been issued. To the extent that the Company has a rights plan or agreement in effect upon conversion of the Preferred Stock, which rights plan provides for rights or warrants of the type described in this clause, then upon conversion of Preferred Stock the Holder will receive, in addition to the Common Stock to which he is entitled, a corresponding number of rights in accordance with the rights plan, unless a Triggering Event has occurred and the adjustments to each Fixed Conversion Price with respect thereto have been made in accordance with the foregoing. In lieu of any such adjustment, the Company may amend such applicable stockholder rights plan or agreement to provide that upon conversion of the Preferred Stock the Holders will receive, in addition to the Common Stock issuable upon such conversion, the rights that would have attached to such Common Stock if the Triggering Event had not occurred under such applicable stockholder rights plan or agreement.

(e) Notwithstanding anything to the contrary in Section 6(d), no adjustment to any Fixed Conversion Price shall be made with respect to any distribution or other transaction if Holders of the Preferred Stock are entitled to participate in such distribution or transaction as if they held a number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such event, without having to convert their shares of Preferred Stock.

(f) If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in any Fixed Conversion Price then in effect shall be required by reason of the taking of such record.

(g) Upon any increase or decrease in a Fixed Conversion Price, then, and in each such case, the Company promptly shall deliver to each Holder of shares of Preferred Stock a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Fixed Conversion Price then in effect following such adjustment.

(h) In the case of any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or reclassification described in Section 6(d)(iii)), a consolidation, merger or combination involving the Company, a sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Transaction”), then, at the effective time of the transaction, the right to convert each share of Preferred Stock shall, without the consent of any Holder of shares of Preferred Stock, become convertible, at the option of the Holder thereof, only into the kind and amount of shares of stock, other securities or other property or assets (of the Company or another issuer), including cash or any combination thereof, receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Preferred Stock would have been converted if such share were converted into shares of Common Stock at the Conversion Price in effect immediately prior to such Transaction, after giving effect to any adjustment (the “Reference Property”). In the event holders of the Common Stock have the opportunity to elect the form of consideration to be received in such Transaction, the Reference Property into which the Preferred Stock will be convertible shall be deemed to be the weighted average of the types of consideration received by holders of the Common Stock who affirmatively make such an election. The provisions of this Section 6(h) and any equivalent thereof in any such securities similarly shall apply to successive Transactions. The Company shall not become a party to any Transaction unless its terms are consistent with the foregoing.

(i) The Company shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock pursuant to any applicable provision of this Certificate of Designations, and shall take all action required (including promptly calling and holding one or more special meetings of the Board of Directors and the stockholders of the Company until such increase is approved in accordance with applicable law or regulation and amending the Certificate of Incorporation) to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock. Notwithstanding anything herein to the contrary, unless otherwise agreed by the affirmative vote of the Holders of at least a majority of the shares of Preferred Stock at the time outstanding and entitled to vote thereon, all shares of Preferred Stock which would otherwise convert into shares of Common Stock shall remain outstanding and shall continue to accumulate and compound additional dividends pursuant to Section 3 until such time as there are sufficient unissued shares of Common Stock to permit the conversion of all outstanding shares of Preferred Stock.

(j) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock and the issuance or delivery of any Ownership Notice, whether at the request of a Holder or upon the conversion of shares of Preferred Stock, shall each be made without charge to the Holder or recipient of shares of Preferred Stock for such certificates or Ownership Notice or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby or such Ownership Notice or the securities identified therein, and such certificates or Ownership Notice shall be issued or delivered in the respective names of, or in such names as may be directed by, the applicable Holder; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of the relevant Preferred Stock and the Company shall not be required to issue or deliver any such certificate or Ownership Notice unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(k) If any Holder or Holders (collectively, “Antitrust Holders”) believe that issuance or delivery of any shares of Common Stock upon any conversion of shares of Preferred Stock hereunder (including any mandatory conversion pursuant to Section 7(a)) held by such Antitrust Holders would require filings with or the approval of any governmental authority under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other U.S. federal or state antitrust laws or requirements (collectively, “Antitrust Laws”), the Antitrust Holders may notify the Company of such requirement, and shall state in such notice whether such Antitrust Holders intend to make a filing under the HSR Act. Within ten Business Days following receipt of any such notification from such Antitrust Holders that informs the Company that such Antitrust Holders intend to make a filing under the HSR Act (the “HSR Filing”), the Company and the Antitrust Holders shall each prepare and file with the Department of Justice and the Federal Trade Commission the notification and report form required with respect to such conversion by the HSR Act, and request early termination of the waiting period thereunder. In connection with the HSR Filing, the Antitrust Holders and the Company shall respond promptly to any inquiries from the Department of Justice or the Federal Trade Commission concerning such filings and shall comply in all material respects with the filing requirements of the HSR Act. The Antitrust Holders and the Company shall cooperate with each other and, subject to the terms of any applicable confidentiality agreements, shall promptly furnish all information to the other party that is necessary in connection with such parties’ compliance with the HSR Act in connection with the HSR Filing; provided, however, that to the extent provision of such information requires the participation or cooperation of a third party non-Affiliate of the Antitrust Holder or the Company, as applicable, the Antitrust Holders and the Company shall only be required to use commercially reasonable efforts to obtain such information. The Antitrust Holders and the Company shall keep each other fully advised with respect to any requests from or communications with the Department of Justice or the Federal Trade Commission concerning the HSR Filing filings and shall consult with each other with respect to all responses thereto. The Antitrust Holders and the Company shall use all commercially reasonable efforts to take all actions reasonably necessary in connection with the HSR Act or any other applicable Antitrust Law in order to cause any applicable waiting period to expire and any other required related governmental approval to be obtained in connection with the conversion of shares of Preferred Stock hereunder. The Antitrust Holders shall be responsible for paying the fees due in connection with any HSR Filing and shall reimburse the Company and its Affiliates for all out of pocket costs and expenses incurred in making any such filing and for otherwise performing its obligations under this Section 6(k). The Company shall not be obligated to issue or deliver shares of Common Stock to any Antitrust Holder, and no such Holder shall be obligated to accept the delivery of shares of Common Stock, to the extent such issuance or delivery to such Holder would constitute a violation of applicable Antitrust Laws. The issuance and delivery of any shares of Common Stock described in the immediately preceding sentence shall be delayed until such time as such issuance and delivery complies with applicable Antitrust Laws and, notwithstanding anything herein to the contrary, the shares of Preferred Stock which would otherwise convert into such shares of Common Stock shall remain outstanding

(including after the Mandatory Conversion Date) and shall continue to accumulate and compound additional dividends pursuant to Section 3 until such time as such shares may be converted into Common Stock in compliance with applicable Antitrust Laws.

(l) Notwithstanding anything herein to the contrary, the Preferred Stock shall not be convertible into Common Stock until the date (the “14C Expiration Date”) immediately following the expiration of the 20 calendar day period commencing on the stated date of distribution to the Company’s stockholders in accordance with Rule 14c-2 of Regulation 14C promulgated under the Exchange Act of a definitive Information Statement on Schedule 14C filed by the Company with the SEC relating to the issuance of the Preferred Stock. Notwithstanding anything herein to the contrary, the shares of Preferred Stock shall remain outstanding (including after the Mandatory Conversion Date) and shall continue to accumulate and compound additional dividends pursuant to Section 3 (at the Dividend Rate determined after applying Section 3(c)) until the 14C Expiration Date occurs and such shares are thereafter converted into Common Stock in accordance with the terms hereof.

SECTION 7. Mandatory Conversion.

(a) On the Mandatory Conversion Date, the outstanding Preferred Stock (unless previously converted on the Conversion Date, if any, pursuant to Section 6(a)), in whole but, subject to Section 6(k), not in part, shall be automatically converted into that number of whole shares of Common Stock for each share of Preferred Stock equal to the quotient of (i) the Liquidation Preference divided by (ii) the Mandatory Conversion Price then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 8.

(b) The Company shall give notice by mail or by publication to the Holders of the shares of Preferred Stock (not more than 20 Business Days and not less than four Business Days prior to the Mandatory Conversion Date of the mandatory conversion of the Preferred Stock).

(c) In addition to any information required by applicable law or regulation, the notice of a mandatory conversion described in Section 7(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock issued upon conversion of each share of Preferred Stock; and (iii) that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

SECTION 8. No Fractional Shares.

No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion, whether voluntary or mandatory, or in respect of dividend payments made in Common Stock on the Preferred Stock. Instead, the Company may elect to either make a cash payment to each Holder that would otherwise be entitled to a fractional share (based on the Closing Sale Price of such fractional share determined as of the second Trading Day immediately prior to the payment thereof) or, in lieu of such cash payment, the number of shares of Common Stock to be issued to any particular Holder upon conversion shall be rounded up to the next whole share.

SECTION 9. Uncertificated Shares; Certificated Shares.

(a) Uncertificated Shares.

(i) Form. Unless otherwise required by the Purchase Agreement or requested in writing by a Holder to the Company, the shares of Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book entry form as permitted by the bylaws of the Company and the Delaware General Corporation Law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall send to the registered owner thereof an Ownership Notice.

(ii) Transfer. Transfers of Preferred Stock or Common Stock issued upon conversion thereof held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(iii) Legends. Each Ownership Notice issued with respect to a share of Preferred Stock or any Common Stock issued upon the conversion of Preferred Stock shall bear a legend in substantially the following form:

“THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MIDSTATES PETROLEUM COMPANY, INC. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”). THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

In addition, Each Ownership Notice issued with respect to a share of Preferred Stock shall bear a legend in substantially the following form:

“BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.”

(b) Certificated Shares.

(i) Form and Dating. When Preferred Stock is in certificated form (“Certificated Preferred Stock”), the Preferred Stock certificate and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company. Each Preferred Stock certificate shall be dated the date of its authentication.

(ii) Execution and Authentication. Two Officers shall sign each Preferred Stock certificate for the Company by manual or facsimile signature.

If an Officer whose signature is on a Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Preferred Stock certificate, the Preferred Stock certificate shall be valid nevertheless.

A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Preferred Stock certificate. The signature shall be conclusive evidence that the Preferred Stock certificate has been authenticated under this Certificate of Designations.

The Transfer Agent shall authenticate and deliver certificates for shares of Preferred Stock for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company. Such order shall specify the number of shares of Preferred Stock to be authenticated and the date on which the original issue of the Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for the Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(iii) Transfer and Exchange. When Certificated Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of shares of Certificated Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Preferred Stock surrendered for transfer or exchange:

(A) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B) is being transferred or exchanged pursuant to subclause (1) or (2) below, and is accompanied by the following additional information and documents, as applicable:

(1) if such Certificated Preferred Stock is being delivered to the Transfer Agent by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Exhibit C hereto; or

(2) if such Certificated Preferred Stock is being transferred to the Company or to a “qualified institutional buyer” in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (i) a certification to that effect (in substantially the form of Exhibit C hereto) and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 9(b)(iv).

(iv) Legends.

(A) Each certificate evidencing Certificated Preferred Stock or any Common Stock issued upon the conversion of Preferred Stock shall bear a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FORGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MIDSTATES PETROLEUM COMPANY, INC. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

In addition, Each Ownership Notice issued with respect to a share of Preferred Stock shall bear a legend in substantially the following form:

“BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.”

(B) Upon any sale or transfer of a Transfer Restricted Security held in certificated form pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act or an effective registration statement under the Securities Act, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for Certificated Preferred Stock or certificated Common Stock that does not bear a restrictive legend and rescind any restriction on the transfer of such Transfer Restricted Security.

(v) Replacement Certificates. If any of the Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(vi) Cancellation. In the event the Company shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation. The Transfer Agent and no one else shall cancel and destroy all Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Preferred Stock certificates to the Company. The Company may not issue new Preferred Stock certificates to replace Preferred Stock certificates to the extent they evidence Preferred Stock which the Company has purchased or otherwise acquired.

(c) Certain Obligations with Respect to Transfers and Exchanges of Preferred Stock.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Preferred Stock as required pursuant to the provisions of this Section 9.

(ii) All shares of Preferred Stock, whether or not Certificated Preferred Stock, issued upon any registration of transfer or exchange of such shares of Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Certificate of Designations as the shares of Preferred Stock surrendered upon such registration of transfer or exchange.

(iii) Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(iv) No service charge shall be made to a Holder for any registration of transfer or exchange of any Preferred Stock or Common Stock issued upon the conversion thereof on the transfer books of the Company or the Transfer Agent or upon surrender of any Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Preferred Stock or Common Stock if the Person receiving shares in connection with such transfer or exchange is not the holder thereof.

(d) No Obligation of the Transfer Agent. The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 10. Other Provisions.

(a) With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) Shares of Preferred Stock that have been issued and reacquired in any manner, including shares of Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) upon such reacquisition be automatically cancelled by the Company and shall not be reissued.

(c) The shares of Preferred Stock shall be issuable only in whole shares.

(d) All notice periods referred to herein shall commence: (a) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile; (b) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (c) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(e) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(f) Notwithstanding anything to the contrary herein, whenever the Board of Directors is permitted or required to determine fair market value, (i) such determination shall be made in good faith and (ii) in making any determination of fair market value (but specifically excluding a determination of the fair market value of cash or Marketable Securities), including (A) determining the fair market value of any non-cash consideration payable in a tender offer or exchange offer pursuant to Section 6(d)(v) and (B) determining the fair market value of certain distributions pursuant to Section 6(d)(vi), then if the proceeds or value of such proposed transaction, issuance or delivery in question exceed $100 million in the aggregate, the Board of Directors shall determine such fair market value after receipt of an appraisal or other valuation from an independent, nationally recognized appraiser, accounting firm or investment bank, at the Company’s cost.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 28th day of September, 2012.

MIDSTATES PETROLEUM COMPANY, INC.

		By:	/s/ Thomas L. Mitchell
Thomas L. Mitchell
Executive Vice President and Chief Financial Officer

Attest:	/s/ John P. Foley
John P. Foley
Secretary

SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS

EXHIBIT A

FORM OF PREFERRED STOCK

FACE OF SECURITY

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FORGOING LEGEND WILL BE REMOVED AND A NEW CERTIFICATE PROVIDED WITH RESPECT TO THESE SECURITIES UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MIDSTATES PETROLEUM COMPANY, INC. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS CERTIFICATE BY REFERENCE.

BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number	[ ] Shares of
[ ]	Series A Mandatorily Convertible Preferred Stock

Series A Mandatorily Convertible Preferred Stock

of

MIDSTATES PETROLEUM COMPANY, INC.

MIDSTATES PETROLEUM COMPANY, INC., a Delaware corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable shares of preferred stock, par value $0.01 per share, of the Company designated as the Series A Mandatorily Convertible Preferred Stock (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations dated September 28, 2012, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this              day of              , 20    .

MIDSTATES PETROLEUM COMPANY, INC.

By:
Name:
Title:

By:
Name:
Title:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of the Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Transfer Agent,

By:
Authorized Signatory

REVERSE OF SECURITY

Dividends on each share of Preferred Stock shall be payable, when, as and if declared by the Company’s Board of Directors out of legally available funds as provided in the Certificate of Designations.

The shares of Preferred Stock shall be convertible into the Company’s Common Stock upon the satisfaction of the conditions and in the manner and according to the terms set forth in the Certificate of Designations.

The Company will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:                                         1

[1]

Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B

OWNERSHIP NOTICE

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MIDSTATES PETROLEUM COMPANY, INC. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”). THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IF THE SECURITIES IDENTIFIED HEREIN ARE SERIES A MANDATORILY CONVERTIBLE PREFERRED STOCK OF THE COMPANY, THEN BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Company listed on Schedule A to this letter.

In addition, please be advised that the Company will furnish without charge to each stockholder of the Company who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Company and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter. Any such request should be directed to the Secretary of the Company.

The shares of capital stock of the Company have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act.

Dated:

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Transfer Agent,

By:
Authorized Signatory

EXHIBIT C

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re:	Series A Mandatorily Convertible Preferred Stock (the “Preferred Stock”) of Midstates Petroleum Company, Inc. (the “Company”)

This Certificate relates to                  shares of Preferred Stock held by                      (the “Transferor”) in*/:

☐	book entry form; or

☐	definitive form.

The Transferor has requested the Transfer Agent by written order to exchange or register the transfer of Preferred Stock.

In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because */:

☐	such Preferred Stock is being acquired for the Transferor’s own account without transfer;

☐	such Preferred Stock is being transferred to the Company; or

☐	such Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A.

Such Preferred Stock is being transferred in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an Opinion of Counsel if the Company so requests).

[INSERT NAME OF TRANSFEROR]

By:

Date:

*/	Please check applicable box.